UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2009

REAL MEX RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-116310	13-4012902
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Katella Avenue, Suite 100 Cypress, CA	90630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562)-346-1200

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard E. Rivera as President, Chief Executive Officer and Chairman of the Board of Directors

On April 6, 2009, Real Mex Restaurants, Inc. (the “Company”) announced that the Board of Directors appointed Richard “Dick” E. Rivera as the Company’s President, Chief Executive Officer (“CEO”) and Chairman of the Board of Directors. Mr. Rivera, 62, is an owner of Rubicon Enterprises LLC, a Sarasota, FL-based restaurant management and investment company with ownership in four T.G.I Friday’s and six Marlow’s Taverns, for which he has served as President and CEO since 2004 and will retain these titles. From 2002 to 2004, Mr. Rivera was Vice Chairman, President and Chief Operating Officer responsible for the day-to-day operations at Darden Restaurants, Inc., the parent company which operates casual dining concepts including Red Lobster, Olive Garden, Bahama Breeze and Seasons 52. From 1997 to 2002, Mr. Rivera was President of the Red Lobster division at Darden Restaurants, Inc.. Prior to his employment with Darden Restaurants, Inc., Mr. Rivera served at various times as an executive officer of the following restaurant concepts: Chart House Enterprises, RARE Hospitality International (which operates Long Horn Steakhouse and The Capital Grille among other restaurant concepts), Applebee’s, TGI Friday’s, Del Taco, El Chico, and Steak & Ale Restaurants of America. Mr. Rivera is also active on behalf of the restaurant industry having served as Vice Chairman of the National Restaurant Association in 2007-2008 and as a board member since 1993.

Entry into Employment Agreement with Richard E. Rivera

In connection with Mr. Rivera’s appointment as President, CEO and Chairman of the Board of Directors, the Company and Mr. Rivera plan to enter into an employment agreement effective as of April 6, 2009. The agreement will provide for a two-year term of employment with an additional one-year evergreen renewal for which either party has the option not to renew upon 90 days prior notice. Mr. Rivera has agreed to an initial annual base salary of $500,000, to be reviewed and adjusted annually, and an annual performance bonus which will be in a range of up to 150% of his base salary then in effect plus an incentive for achieving certain equity value targets set forth in the employment agreement. In addition, Mr. Rivera will participate in an equity and/or profit sharing plan based on improvements to equity value during the next three years, for which the details will be set forth in a separate agreement. In the event Mr. Rivera is terminated without cause, resigns within 30 days following a change in control or resigns for good reason, he will be entitled to six months of his base salary in effect at the time of the termination, payment of premiums for COBRA coverage for a twelve-month period, and pro rata vesting in the equity/profit sharing plan, on a three-year straight-line monthly basis through the date of termination. Mr. Rivera will be reimbursed up to $50,000 per year for expenses related to renting a home in California and travel between the Company’s office and Mr. Rivera’s home in Florida.

The finalized employment agreement will be filed in a subsequent 8-K when executed.

Resignation of Steven Tanner as Interim President, CEO and Director

Concurrent with Mr. Rivera’s appointment as President, CEO and Chairman, Mr. Steven Tanner resigned as the Company’s Director, Interim CEO and President, but will remain in his position as the Company’s Executive Vice President and Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated April 6, 2009 regarding the appointment of Richard Rivera as President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.

Date: April 9, 2009	By:	/s/ Steven Tanner

Steven Tanner
Chief Financial Officer